UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 26, 2026

Adial Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-38323	82-3074668
(Commission File Number)	(IRS Employer Identification No.)

4870 Sadler Road, Ste 300

Glen Allen, VA 23060

(Address of principal executive offices and zip code)

(804) 487-8196

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	ADIL	The Nasdaq Stock Market LLC ((Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On March 3, 2026, Adial Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that it has entered into a collaboration framework agreement with Molteni Farmaceutici for a proposed exclusive partnership covering the commercialization of AD04 in Europe. The collaboration framework, which is subject to execution of a final definitive agreement, sets forth the strategic and financial parameters of the proposed partnership, covering clinical, regulatory, manufacturing, and commercial terms. Under the framework, Molteni Farmaceutici has been granted a period of exclusivity to evaluate the feasibility of the project, conduct planning, due diligence, and a comprehensive assessment of the requirements for the successful commercial launch of AD04 across Europe.

The definitive agreement is expected to include an upfront payment, milestone payments tied to development and commercial progress, and tiered royalties (ranging from high single digits to low double digits) on European AD04 net sales, payable to the Company. The total potential aggregate value from royalties and milestones over time is estimated at nearly $60 million, assuming AD04 progresses through clinical development and is successfully introduced in the European market.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended and shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The press release furnished as Exhibit 99.1 to this Current Report on Form 8-K includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

Item 8.01. Other Events.

Special Meeting of Shareholders

On February 26, 2026, Adial Pharmaceuticals, Inc. (the “Company”) called to order its Special Meeting of Stockholders (the “Special Meeting”). At that time, there were not present or represented by proxy a sufficient number of shares of the Company’s common stock to constitute a quorum. As a result, the Company was not able to convene the Special Meeting.

Under that certain warrant inducement agreement (the “Inducement Agreement”), dated November 25, 2025, by and between the Company and a certain holder named therein, the Company agreed to use its reasonable best efforts to call a stockholder meeting within one hundred and twenty (120) days following the closing of the transactions contemplated by the Inducement Agreement for the purpose of seeking approval of the issuance of up to an aggregate of 13,823,512 shares of the Company’s common stock upon the exercise of certain common stock purchase warrants (“New Warrants”) issued pursuant to the Inducement Agreement (“Stockholder Approval”). The purpose of the Special Meeting was to seek such Stockholder Approval. Because the Company was not able to convene the Special Meeting, the Company will be required under the Inducement Agreement to call an additional meeting of stockholders every ninety (90) days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the New Warrants are no longer outstanding.

Collaboration Framework Agreement

On March 3, 2026, the Company issued a press release announcing that it has entered into a collaboration framework agreement with Molteni Farmaceutici for a proposed exclusive partnership covering the commercialization of AD04 in Europe. The collaboration framework, which is subject to execution of a final definitive agreement, sets forth the strategic and financial parameters of the proposed partnership, covering clinical, regulatory, manufacturing, and commercial terms. Under the framework, Molteni Farmaceutici has been granted a period of exclusivity to evaluate the feasibility of the project, conduct planning, due diligence, and a comprehensive assessment of the requirements for the successful commercial launch of AD04 across Europe.

The definitive agreement is expected to include an upfront payment, milestone payments tied to development and commercial progress, and tiered royalties (ranging from high single digits to low double digits) on European AD04 net sales, payable to the Company. The total potential aggregate value from royalties and milestones over time is estimated at nearly $60 million, assuming AD04 progresses through clinical development and is successfully introduced in the European market.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Adial Pharmaceuticals, Inc., March 3, 2026
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2026
ADIAL PHARMACEUTICALS, INC.

	By:	/s/ Cary J. Claiborne
	Name:	Cary J. Claiborne
	Title:	President and Chief Executive Officer